Offer to Purchase for Cash
Up to 762,640 Shares of Common Stock
of
American Independence Corp.
at
$10.00 Net Per Share
by
Independence Holding Company

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY, NEW YORK TIME ON WEDNESDAY OCTOBER 2, 2013,
UNLESS THE OFFER IS EXTENDED.

The Offer (as defined herein) is being made pursuant to the terms and conditions set forth herein by Independence Holding Company, a Delaware corporation (the “Purchaser” or “IHC”). The Purchaser is offering to purchase up to 762,640 shares of common stock, par value $0.01 per share (the “Shares”), of American Independence Corp., a Delaware corporation (“AMIC”), at a price of $10.00 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of shares being tendered. The Offer is subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other things, that: (i) all applicable consents or approvals required in connection with the Offer are obtained; (ii) no statute, rule, regulation, judgment or order is enacted, enforced, amended, issued or deemed applicable to the Offer, and no suit, action or proceeding has been brought by any government entity that, directly or indirectly, (a) makes illegal, restrains, prohibits or delays the consummation of the Offer, (b) requires the Purchaser or AMIC to take or agree to unreasonable actions in connection with the consummation of the Offer, (c) imposes material limitations on the ability of the Purchaser to effectively acquire, hold or exercise full rights of ownership of the Shares (including, without limitation, the right to vote any Shares acquired or owned by the Purchaser pursuant to the Offer on all matters properly presented to AMIC’s stockholders), (d) requires divestiture by the Purchaser of any of its shares of AMIC common stock or (e) otherwise has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of AMIC or may result in a material diminution in the value of AMIC common stock; (iii) no change has occurred, is occurring or is threatened to occur in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of AMIC that would reasonably be expected to have a material adverse effect on AMIC; (iv) no disruption in the markets, banking moratorium or limitation on the extension of credit by financial institutions exists or is threatened; (v) no other tender offer or exchange offer, and no merger, acquisition, consolidation, reorganization, sale of assets, liquidation or dissolution involving AMIC is made or proposed; and (vi) AMIC has not taken any actions or made any change in connection with its common stock, such as a split, combination, redemption, sale, new issuance or declaration or payment of a dividend.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent.

The Information Agent for the Offer is:

REGISTRAR AND TRANSFER COMPANY

10 Commerce Drive

Cranford, NJ 07016

Toll free number:  (800) 368-5948

September 13, 2013

IMPORTANT

Stockholders desiring to tender Shares must:

1.	For Shares that are registered in the stockholder’s name and held in book-entry form:

•	prepare an Agent’s Message (as defined in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase) or complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal (including by having the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 3 or 4 of the Letter of Transmittal);

•	deliver the Agent’s Message or the Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents to Registrar and Transfer Company, the depositary for the Offer (the “depositary”), at its address on the back of this Offer to Purchase; and

•	transfer the Shares through book-entry transfer into the account of the depositary and provide the depositary with confirmation of such book-entry transfer.

2.	For Shares that are registered in the stockholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal (including by having the stockholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 3 or 4 of the Letter of Transmittal); and

•	deliver the Letter of Transmittal (or a manually signed facsimile thereof), the certificates for such Shares and any other required documents to the depositary, at its address on the back of this Offer to Purchase.

3.	For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

4.	If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the depositary prior to the expiration date of the Offer, you may tender your Shares to the Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedure for Tendering Shares—Guaranteed Delivery.”

The Letter of Transmittal (or a manually signed facsimile), the certificates for the Shares and any other required documents must be received by the depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in Section 3—“Procedure for Tendering Shares—Guaranteed Delivery” of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder.

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TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		7
THE OFFER		8
1.	Terms of the Offer	8
2.	Acceptance for Payment and Payment for Shares	12
3.	Procedure for Tendering Shares	13
4.	Withdrawal Rights	17
5.	Material U.S. Federal Income Tax Consequences	18
6.	Price Range of the Shares; Dividends on the Shares	21
7.	Effect of the Offer on the Market for the Shares; The NASDAQ Global Market Listing; Exchange Act Registration; Margin Regulations	21
8.	Certain Information Concerning AMIC	23
9.	Certain Information Concerning the Purchaser	23
10.	Source and Amount of Funds	26
11.	Background of the Offer; Past Contacts; Negotiations and Transactions	26
12.	Purpose of the Offer; Plans for AMIC; Other Matters	26
13.	Conditions to the Offer	27
14.	Adjustments	30
15.	Certain Legal Matters	30
16.	Fees and Expenses	30
17.	Legal Proceedings	31
18.	Miscellaneous	31
SCHEDULE I		I-1

ii

SUMMARY TERM SHEET

Securities Sought:	Up to 762,640 shares of common stock, par value $0.01 per share (the “Shares”), of American Independence Corp., a Delaware corporation (“AMIC”)

Price Offered Per Share:	$10.00 net in cash, without interest but subject to any applicable tax withholding

Scheduled Expiration of Offer:	5:00 p.m., New York City, New York time, on Wednesday October 2, 2013, unless extended

The Purchaser:	Independence Holding Company, a Delaware corporation (“IHC”)

The following are some of the questions that you, as a stockholder of AMIC, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not necessarily complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to IHC, the Purchaser.

Who is offering to buy my Shares?

IHC is a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its insurance company subsidiaries (Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc.) and its marketing and administrative affiliates. Standard Security Life markets medical stop-loss, small-group major medical, short-term medical, major medical for individuals and families, limited medical, group long and short-term disability, and life, dental, vision and various supplemental products. Madison National Life sells group life and disability, employer medical stop-loss, small group major medical, major medical for individuals and families, short-term medical, dental, individual life insurance, and various supplemental products.

As of the date of this Offer to Purchase, we hold, in the aggregate with our wholly owned subsidiary, Madison Investors Corporation, 6,502,656 shares of AMIC’s common stock, par value $0.01 per share, representing 80.55% of the total number of shares of AMIC common stock that were outstanding as of September 1, 2013. Our business address is 96 Cummings Point Road, Stamford, CT 06902, and our business telephone number is (203) 358-8000. See Section 9—“Certain Information Concerning the Purchaser” of this Offer to Purchase.

What is the class and amount of securities being sought in the Offer?

We are offering to purchase up to 762,640 shares of common stock, par value $0.01 per share (the “Shares”), of AMIC, or such lesser number of Shares as are validly tendered and not properly withdrawn. If more than 762,640 Shares that would have otherwise been accepted are tendered pursuant to the Offer, and/or AMIC will not be able to maintain its listing on the NASDAQ Global Market if all Shares validly tendered and not properly withdrawn in the Offer were accepted for payment, then tendered Shares will be purchased on a pro rata basis; provided, however, that the percentage purchased will not increase or decrease as a result of the proration unless we keep the Offer open for at least 10 business days from the date that notice of such increase or decrease is first published or sent or given to the AMIC stockholders. See Section 1—“Terms of the Offer.”

1

How much are you offering to pay and in what form of payment?

We are offering to pay $10.00, net to you in cash, without interest but subject to any applicable tax withholding, for each Share tendered and not properly withdrawn that is accepted for payment in the Offer.

Why are you making the Offer?

We are making the Offer pursuant to the terms and conditions set forth herein in order to increase our ownership of AMIC, while allowing AMIC’s stockholders an opportunity to receive the Offer Price by tendering their Shares into the Offer. We believe a further investment in AMIC is a good use of our capital and if we increase our ownership of AMIC, we will further align our interests with AMIC, which markets and sells some of our products. Accordingly, AMIC’s business prospects may be enhanced, thereby benefiting us and AMIC’s other stockholders. We do not have any present plans or proposals to conduct a short-form merger involving AMIC following the Offer.

What does the board of directors of AMIC think of the Offer?

As of the date of this Offer, the board of directors of AMIC (the “AMIC Board”) has neither approved this Offer nor otherwise commented on it. Within ten business days after the date hereof, AMIC is required to file with the Securities and Exchange Commission (“SEC”) a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that reflects the AMIC Board’s determination whether it recommends acceptance or rejection of the Offer, has no opinion with respect to the Offer or is unable to take a position with respect to the Offer. We have made the AMIC Board aware of the terms of the Offer prior to the date hereof, but we have not (and will not) express to the AMIC Board any opinion as to what action it should take.

Have any AMIC stockholders agreed to tender their Shares?

No, not as of the date hereof.

Are there any compensation arrangements between the Purchaser and AMIC’s executive officers or other key employees?

AMIC’s executive officers are also officers of IHC. AMIC’s executive officers receive no compensation from AMIC in connection with their service to AMIC, but AMIC reimburses IHC for such service pursuant to an agreement between the companies.

What is the market value of my Shares as of a recent date?

On September 3, 2013, the last full trading day before commencement of the Offer, the closing price of AMIC’s common stock reported on the NASDAQ Global Market was $8.37 per share. We advise you to obtain a recent quotation for AMIC’s common stock in deciding whether to tender your shares. See Section 6—“Price Range of the Shares; Dividends on the Shares.”

2

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We have sufficient funds to pay for all Shares tendered and not properly withdrawn that are accepted for payment in the Offer. The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of shares being tendered. See Section 10—“Source and Amount of Funds.”

What are the conditions to the Offer?

The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of shares being tendered. The Offer is subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other things, that: (i) all applicable consents or approvals required in connection with the Offer are obtained; (ii) no statute, rule, regulation, judgment or order is enacted, enforced, amended, issued or deemed applicable to the Offer, and no suit, action or proceeding has been brought by any government entity that, directly or indirectly, (a) makes illegal, restrains, prohibits or delays the consummation of the Offer, (b) requires the Purchaser or AMIC to take or agree to unreasonable actions in connection with the consummation of the Offer, (c) imposes material limitations on the ability of the Purchaser to effectively acquire, hold or exercise full rights of ownership of the Shares (including, without limitation, the right to vote any Shares acquired or owned by the Purchaser pursuant to the Offer on all matters properly presented to AMIC’s stockholders), (d) requires divestiture by the Purchaser of any of its shares of AMIC common stock or (e) otherwise has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of AMIC or may result in a material diminution in the value of AMIC common stock; (iii) no change has occurred, is occurring or is threatened to occur in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of AMIC that would reasonably be expected to have a material adverse effect on AMIC; (iv) no disruption in the markets, banking moratorium or limitation on the extension of credit by financial institutions exists or is threatened; (v) no other tender offer or exchange offer, and no merger, acquisition, consolidation, reorganization, sale of assets, liquidation or dissolution involving AMIC is made or proposed; and (vi) AMIC has not taken any actions or made any change in connection with its common stock, such as a split, combination, redemption, sale, new issuance or declaration or payment of a dividend.

This is a summary of the conditions to the Offer. For a complete description of the conditions to the Offer, see Section 13—“Conditions of the Offer.”

How long do I have to decide whether to tender into the Offer?

Unless we extend the expiration date of the Offer, you will have until 5:00 p.m., New York City, New York time on Wednesday October 2, 2013, to tender your Shares into the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure. See Section 3—“Procedure for Tendering Shares—Guaranteed Delivery.” If you own your Shares through a broker or other nominee, and you would like your broker or other nominee to tender your Shares on your behalf, your broker or nominee may require that you notify them of your desire to tender your Shares in advance of the expiration date of the Offer.

3

Can the Offer be extended and under what circumstances?

Yes, the Offer can be extended pursuant to the terms of this Offer to Purchase, subject to the terms of applicable law.

We will extend the Offer:

•	for any period required by any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ OMX Group, Inc. that is applicable to the Offer; and

•	for successive extension periods of ten business days, if, as of any then-scheduled expiration date of the Offer, any of the conditions to the Offer are not satisfied or waived.

See Section 1—“Terms of the Offer” for additional information about our obligations to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform Registrar and Transfer Company, the depositary for the Offer, and notify AMIC stockholders by making a public announcement of the extension before 9:00 a.m., New York City, New York time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal (or a manually signed facsimile), to Registrar and Transfer Company, the depositary for the Offer, before the Offer expires. If your Shares are held in book-entry form, you must deliver the Letter of Transmittal (or a manually signed facsimile) or Agent’s Message in lieu of the Letter of Transmittal to the depositary before the Offer expires. If your Shares are held in street name, your Shares can be tendered by your nominee through the depositary. If you cannot deliver a required item to the depositary by the expiration of the Offer, you may be able to obtain additional time to do so by having a financial institution such as a bank, broker dealer, credit union, savings association or other entity that is a member of the Securities Transfer Agents Medallion Program guarantee that the missing items will be received by the depositary within three trading days. However, the depositary must receive the missing items within that three-trading-day period or your Shares will not be validly tendered. See Section 3—“Procedure for Tendering Shares—Guaranteed Delivery.” A “trading day” is any day on which quotations are available for shares of AMIC common stock listed on the NASDAQ Global Market

Can holders of stock options participate in the tender offer?

The Offer is only for shares of common stock and not for any options. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan, and tender the shares received upon the exercise in accordance with the terms of the Offer. See “Introduction” to this Offer to Purchase and Section 3—“Procedure for Tendering Shares.”

4

How do I withdraw previously tendered Shares?

To withdraw your Shares that you have previously tendered, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to Registrar and Transfer Company, the depositary for the Offer, while you still have the right to withdraw the Shares. See Section 4—“Withdrawal Rights.”

Until what time may I withdraw Shares that I have tendered?

If you tender your Shares, you may withdraw them at any time until the Offer has expired. In addition, if we have not agreed to accept your Shares for payment by November 3, 2013, you may withdraw them at any time until we accept them for payment and pay for them. See Section 4—“Withdrawal Rights.”

Upon the successful consummation of the Offer, will shares of common stock of AMIC continue to be publicly traded?

Currently, AMIC’s common stock is actively traded on the NASDAQ Global Market, and we expect that the stock will continue to be publicly traded following the Offer. Notwithstanding the foregoing, following the Offer, NASDAQ may consider delisting the shares of common stock of AMIC if certain conditions are not met. See Section 7—“Effect of the Offer on the Market for the Shares; The NASDAQ Global Market Listing; Exchange Act Registration; Margin Regulations.”

If I object to the price being offered, will I have appraisal rights?

No appraisal rights are available to the holders of AMIC common stock in connection with the Offer. If you sell your shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your shares.

What is the market value of my shares as of a recent date, and what “premium” would I receive?

The Offer Price of $10.00 net cash per Share represents a 19.5% premium to the closing price of AMIC common stock reported on the NASDAQ Global Market on September 3, 2013, the last full trading day before we commenced the Offer. We encourage you to obtain a recent quotation for shares of AMIC common stock in deciding whether to tender your shares. See Section 6—“Price Range of Shares; Dividends on the Shares.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 13—“Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered into the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding taxes, promptly following our acceptance of such Shares. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3—“Procedures for Tendering Shares—Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile), together with any required signature guarantees or, in the case of book-entry transfer of Shares, either such Letter of Transmittal or an agent’s message in lieu of such Letter of Transmittal, and (iii) any other required documents for such Shares. See Section 2—“Acceptance for Payment and Payment for Shares.”

5

What are the material U.S. federal income tax consequences of participating in the Offer?

The receipt by a U.S. holder (as defined in Section 5—“Material U.S. Federal Income Tax Consequences”) of cash in exchange for shares of common stock of AMIC pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder who sells shares of AMIC common stock pursuant to the Offer generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange therefor (determined before the deduction of any backup withholding tax) and the adjusted tax basis of the shares of common stock. See Section 5—“Material U.S. Federal Income Tax Consequences” for more information, including material U.S. federal income tax consequences of the Offer to non-U.S. holders. You should consult your tax advisor about the tax consequences to you of participating in the Offer in light of your particular circumstances, including, without limitation, the applicability and effect of state, local, foreign and other tax laws.

Who can I talk to if I have questions about the Offer?

You may call Registrar and Transfer Company, the information agent for the Offer, at (800) 368-5948 (toll free). See the back cover of this Offer to Purchase for additional information on how to contact the information agent.

6

To the Holders of AMIC Common Stock:

INTRODUCTION

Independence Holding Company, a Delaware corporation (the “Purchaser” or “IHC”), hereby offers to purchase up to 762,640 shares of common stock, par value $0.01 per share (collectively, the “Shares” and each, a “Share”), of American Independence Corp., a Delaware corporation (“AMIC”), at a price of $10.00 per Share, net to the seller in cash, without interest but subject to any applicable tax withholding (such price, or any different price per Share as may be paid in the Offer, is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”).

As of the date of this Offer, the board of directors of AMIC (the “AMIC Board”) has neither approved this Offer nor otherwise commented on it. Within ten business days after the date hereof, AMIC is required to file with the Securities and Exchange Commission (the “SEC”) a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”) that reflects the AMIC Board’s determination whether it recommends acceptance or rejection of the Offer, has no opinion with respect to the Offer or is unable to take a position with respect to the Offer. We have made the AMIC Board aware of the terms of the Offer prior to the date hereof, but we have not (and will not) express to the AMIC Board any opinion as to what action it should take. If, for whatever reason, the AMIC Board were not to file the required Schedule 14D-9, or were to determine that AMIC stockholders should reject the Offer, or were to otherwise withdraw, qualify or modify its recommendation with respect to the Offer in any manner adverse to the Purchaser, we reserve the right, in our sole discretion, to terminate the Offer.

The Offer is not subject to a financing condition. The Purchaser’s offer is also not conditioned on any minimum number of shares being tendered. The Offer is conditioned, however, on the satisfaction of the conditions described under Section 1—“Terms of the Offer” and Section 13—“Conditions to the Offer.”

The material U.S. federal income tax consequences of the sale of shares of common stock of AMIC pursuant to the Offer are described in Section 5—“Material U.S. Federal Income Tax Consequences.”

The Offer is made only for shares of common stock and is not made for any options or other rights to acquire shares. Holders of vested but unexercised options to purchase shares of AMIC common stock may exercise such options in accordance with the terms of the applicable option plan and tender some or all of the shares issued upon such exercise. The tax consequences to holders of options of exercising those securities are not described under Section 5—“Material U.S. Federal Income Tax Consequences.” Holders of options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options.

Tendering stockholders whose Shares are registered in their own names and who tender directly to the depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by Registrar and Transfer Company, which is acting as the depositary for the Offer (the “depositary”) and as the information agent for the Offer (the “Information Agent”). See Section 16—“Fees and Expenses.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

7

THE OFFER

1.	Terms of the Offer

The Purchaser is offering to purchase up to 762,640 shares of common stock, par value $0.01 per share, of AMIC, or such lesser number of shares of common stock as are validly tendered and not properly withdrawn. If more than 762,640 Shares that would have otherwise been accepted are tendered pursuant to the Offer, and/or AMIC will not be able to maintain its listing on the NASDAQ Global Market if all Shares validly tendered and not properly withdrawn in the Offer were accepted for payment, then tendered Shares will be purchased on a pro rata basis; provided, however, that the percentage purchased will not increase or decrease as a result of the proration unless we keep the Offer open for at least 10 business days from the date that notice of such increase or decrease is first published or sent or given to the AMIC stockholders. If proration of tendered Shares is required, the Purchaser will determine and announce the proration factor promptly following the Expiration Date (as defined below). Proration for each stockholder tendering Shares will be based on the ratio of the number of Shares validly tendered and not properly withdrawn by such stockholder to the total number of Shares validly tendered and not properly withdrawn by all stockholders.

Upon the terms and subject to the conditions to the Offer, the Purchaser will accept for payment and pay $10.00 per Share, net to the seller in cash, without interest but subject to any applicable tax withholding, for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with Section 4—“Withdrawal Rights.” The term “Expiration Date” means 5:00 p.m., New York City, New York time on Wednesday October 2, 2013, unless and until, in accordance with the terms of this Offer to Purchase and applicable law, the Purchaser extends the period of time for which the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, expires.

We will extend the Offer:

•	for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or The NASDAQ OMX Group, Inc. that is applicable to the Offer; and

•	for successive extension periods of ten business days, if, as of the Expiration Date, the number of shares to be purchased decreases or any of the conditions to the Offer are not satisfied or waived.

Subject to applicable law, the Purchaser may, without AMIC’s consent, extend the Offer by giving oral or written notice of the extension to the depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City, New York time on the business day after the day on which the Offer was scheduled to expire.

Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

8

If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived, the Purchaser will accept for payment and promptly pay for Shares validly tendered and not properly withdrawn in the Offer; provided, however, that if more than 762,640 Shares that would have otherwise been accepted are tendered pursuant to the Offer, and/or AMIC will not be able to maintain its listing on the NASDAQ Global Market if all Shares validly tendered and not properly withdrawn in the Offer were accepted for payment, then tendered Shares will be purchased on a pro rata basis in accordance with the terms set forth in this Offer to Purchase; provided, however, that the percentage purchased will not increase or decrease as a result of the proration unless we keep the Offer open for at least 10 business days from the date that notice of such increase or decrease is first published or sent or given to the AMIC stockholders.

The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of shares being tendered. The Offer is subject to the satisfaction of the conditions set forth in this Offer to Purchase, which means that the Purchaser is not obligated to accept for payment or pay for any Shares that are validly tendered and not properly withdrawn in the Offer if:

•	(i) a required consent or approval applicable to the Offer has not been obtained;

•	(ii) (A) any statute, rule, regulation, legislation, judgment, order or injunction has been enacted, enforced, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign; or (B) any suit, action or proceeding has been brought by any U.S. federal or state governmental authority (“Specified Governmental Authority”) of competent jurisdiction against the Purchaser or AMIC or their respective subsidiaries which remains pending, or any Specified Governmental Authority of competent jurisdiction has officially notified the Purchaser or AMIC of such governmental authority’s intention to commence any such suit, action or proceeding, which would, in the case of either clause (A) or (B), directly or indirectly:

•	make illegal, restrain, prohibit or delay the consummation of the Offer;

•	require the Purchaser or AMIC to take or agree to unreasonable actions in connection with the consummation of the Offer;

•	impose material limitations on the ability of the Purchaser to effectively acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser pursuant to the Offer on all matters properly presented to AMIC’s stockholders;

•	require divestiture by the Purchaser of any of its shares of AMIC common stock; or

•	otherwise have or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of AMIC or may result in a material diminution in the value of AMIC common stock;

•	(iii) a change has occurred, is occurring or is threatened to occur in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of AMIC that would reasonably be expected to have a material adverse effect on AMIC;

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•	(iv) a disruption in the markets, a banking moratorium or a limitation on the extension of credit by financial institutions exists or is threatened;

•	(v) another tender offer or exchange offer, or a merger, acquisition, consolidation, reorganization, sale of assets, liquidation or dissolution involving AMIC has been made or proposed; or

•	(vi) an action or change made by AMIC in connection with its common stock, such as a split, combination, redemption, sale, new issuance or declaration or payment of a dividend.

The foregoing is a summary of the conditions to the Offer. For a complete description of the conditions to the Offer, see Section 13—“Conditions to the Offer.”

The Purchaser may, subject to applicable rules and regulations of the SEC, at any time and from time to time before the Expiration Date, increase the Offer Price or make any other changes to the terms of the Offer, or waive any condition to the Offer.

The Offer Price may, in the Purchaser’s sole discretion, be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of AMIC common stock that occurs on or after September 4, 2013 and prior to the date any Shares are accepted for payment.

Subject to the Purchaser’s obligation to extend the Offer as described above, if by 5:00 p.m., New York City, New York time on Wednesday October 2, 2013 (or any other time or date subsequently set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser may, subject to applicable rules and regulations of the SEC:

•	waive any of the unsatisfied conditions to the Offer and, subject to complying with the rules and regulations of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn before the Expiration Date;

•	extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

•	amend or make modifications to the Offer.

If the Purchaser extends the Offer, or if the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be properly withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights.” The ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that a bidder pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.

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Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City, New York time on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of shares).

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition to the Offer, the Purchaser will file with the SEC an amendment to the Tender Offer Statement on Schedule TO with respect to the Offer, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including, without limitation, the materiality of the changed terms or information. The Purchaser understands the SEC’s view to be that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the offer price and the number of shares of common stock of AMIC being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. A change in price or a change in percentage of securities sought generally requires that an offer remain open for a minimum of ten business days from the date the change is first published, sent or given to security holders. If, prior to the Expiration Date and subject to the limitations herein, the Purchaser changes the percentage of shares of AMIC common stock being sought or the consideration offered to AMIC stockholders, that change will apply to all holders whose Shares are accepted for payment pursuant to the Purchaser’s offer, regardless of whether the Shares were tendered before or after the change. The requirement to extend the Offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the Expiration Date equals or exceeds the minimum extension period that would be required because of such change. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

In the event the Purchaser reduces the number of shares of AMIC common stock being sought for purchase in this Offer prior to the Expiration Date according to the terms herein and applicable law, and a greater number of Shares are tendered than the Purchaser is offering to purchase and/or AMIC will not be able to maintain its listing on the NASDAQ Global Market if all Shares validly tendered and not properly withdrawn in the Offer were accepted for payment, then the Shares will be taken up and purchased for as nearly as may be pro rata, disregarding fractions, in accordance with Rule 14d-8 of the Exchange Act; provided, however, that the percentage purchased will not increase or decrease as a result of the proration unless we keep the Offer open for at least 10 business days from the date that notice of such increase or decrease is first published or sent or given to the AMIC stockholders.

If, prior to the Expiration Date, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, regardless of whether such Shares were tendered before the announcement of such increase in consideration.

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AMIC has agreed to provide the Purchaser with AMIC’s stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of shares of common stock of AMIC. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of the Purchaser to record holders of shares of AMIC common stock and will be furnished by or on behalf of the Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of AMIC shares.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and provided that the Offer has not been terminated as described in Section 1—“Terms of the Offer,” the Purchaser will accept for payment and promptly pay for all Shares validly tendered before the Expiration Date and not withdrawn in accordance with Section 4—“Withdrawal Rights.” For a description of the Purchaser’s rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 1—“Terms of the Offer.”

In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the depositary of:

•	the certificates for the Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or

•	in the case of a transfer effected under the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares—Book-Entry Transfer,” a Book-Entry Confirmation and either an Agent’s Message as described in Section 3—“Procedure for Tendering Shares” or a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when share certificates or Book-Entry Confirmations with respect such stockholder’s Shares are actually received by the depositary.

The Offer Price paid to any stockholder for Shares tendered in the Offer will be the highest per Share consideration paid to any other stockholder for Shares tendered in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the depositary of the Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of or amendment to the Offer or any delay in making payment.

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All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful.

If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased shares will be returned, without expense, to the tendering stockholder (or, in the case of shares delivered by book-entry transfer into the depositary’s account at the Book-Entry Transfer Facility according to the procedures set forth in Section 3—“Procedure for Tendering Shares,” the depositary will notify the Book-Entry Transfer Facility of the Purchaser’s decision not to accept the Shares and the shares will be credited to an account maintained at the Book-Entry Transfer Facility) promptly after the expiration or termination of the Offer.

If the Purchaser extends the Offer, or if the Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4—“Withdrawal Rights.”

The Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more of its direct or indirect wholly owned subsidiaries, the right to purchase all or any Shares tendered pursuant to the Offer; provided that (i) any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of the stockholders to receive payment for Shares validly tendered and not properly withdrawn pursuant to the Offer and (ii) such assignee be included as a purchaser in the Offer in accordance with the applicable rules and regulations of the Commission, which may require the Purchaser to disseminate additional Offer materials and extend the term of the Offer.

The Purchaser will announce by press release the final results of the Offer, including whether all of the conditions to the Offer have been fulfilled or waived and whether the Purchaser will accept the tendered shares of AMIC for payment, promptly after expiration of the Offer, except that if there is proration, more time will be needed.

3.	Procedure for Tendering Shares

Valid Tender. No alternative, conditional or contingent tenders will be accepted. A stockholder must follow one of the following procedures to validly tender Shares into the Offer:

•	for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date;

•	for Shares held in book-entry form, either an Agent’s Message or a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other required documents, must be received by the depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “—Book-Entry Transfer,” and a Book-Entry Confirmation (as defined below) must be received by the depositary, in each case before the Expiration Date; or

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•	the tendering stockholder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery” before the Expiration Date.

The method of delivery of the Shares, the Letter of Transmittal (or a manually signed facsimile thereof) and all other required documents, including delivery through the Book-Entry Transfer Facility (as defined below), is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The depositary has agreed to establish an account or accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within three business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the depositary at the address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described under “—Guaranteed Delivery” for a valid tender of Shares. The confirmation of a book-entry transfer of Shares into the depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.” Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the depositary.

The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the depositary to, and received by, the depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the depositary’s office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

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•	Shares are tendered for the account of a financial institution (including most commercial banks, credit unions, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, the “Eligible Institutions”).

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 3 and 4 to the Letter of Transmittal. If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to a person other than the registered holder(s) of the certificates surrendered, then the tendered share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instruction 3 to the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares in the Offer and the share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary before the Expiration Date, the stockholder’s tender may still be effected if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the depositary, as provided below, before the Expiration Date; and

•	the share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares of AMIC common stock listed on the NASDAQ Global Market.

The Notice of Guaranteed Delivery may be delivered or transmitted by facsimile transmission, mail, overnight or hand delivery (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the depositary; provided, however, that if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Purchaser.

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Other Requirements. Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the depositary of:

•	Share certificates (or a timely Book-Entry Confirmation);

•	a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal); and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the depositary. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of or amendment to the Offer or any delay in making payment.

Appointment as Proxy. By executing the Letter of Transmittal (or a facsimile thereof or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other related securities or rights, including, without limitation, at any annual, special or adjourned meeting of AMIC’s stockholders and in actions by written consent in lieu of any such meeting or otherwise, to the extent permitted by applicable law and AMIC’s certificate of incorporation and bylaws, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of AMIC stockholders.

Options. The Offer is made only for shares of common stock of AMIC and is not made for any options to acquire shares. Holders of vested but unexercised options to purchase shares of AMIC common stock may participate in the Offer only if they first exercise their options in accordance with the terms of the applicable option plan and tender some or all of the shares of stock issued upon such exercise. Any such exercise should be completed sufficiently in advance of the Expiration Date to assure the holder of such options that such holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3.

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Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any share certificate, shall be resolved by the Purchaser, in its sole discretion, whose determination shall be final and binding, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. The Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Purchaser’s interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto, and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) shall be final and binding, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the depositary, the Information Agent, AMIC or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments made in the Offer, each tendering U.S. holder must complete and return the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from the backup withholding rules. Tendering non-U.S. holders should complete and submit the applicable IRS Form W-8, which can be obtained from the depositary or at www.irs.gov. For an explanation of the terms “U.S. holder” and “non-U.S. holder” and a more detailed discussion of backup withholding, see Section 5—“Material U.S. Federal Income Tax Consequences.”

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Purchaser has accepted for payment Shares validly tendered and not properly withdrawn, Purchaser will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Purchaser’s acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions to the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.	Withdrawal Rights

Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after November 3, 2013, which is the 60th day after the date of the Offer, unless prior to that date the Purchaser has accepted for payment and paid for the Shares validly tendered in the Offer.

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For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3—“Procedure for Tendering Shares” at any time before the Expiration Date.

If the Purchaser extends the Offer, is delayed in its acceptance for payment or payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Purchaser, the depositary, the Information Agent, AMIC or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.	Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences for the holders whose shares of common stock of AMIC are sold in the Offer. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or that any such contrary position would not be sustained by a court.

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This discussion is limited to holders who hold shares of AMIC common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances, including the impact of the unearned income Medicare contribution tax. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, expatriates and certain former citizens or long-term residents of the United States, non-U.S. holders (as defined below) owning (actually or constructively) more than five percent of the shares of AMIC common stock, partnerships and other pass-through entities, real estate investment trusts, registered investment companies, “controlled foreign corporations,” “passive foreign investment companies,” financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding shares of AMIC common stock as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of shares of AMIC common stock who acquired their shares of AMIC common stock through stock option or stock purchase plan programs or in other compensatory arrangements, or those who exercise appraisal rights under the Delaware General Corporation Law (the “DGCL”).

WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL TAX CONSEQUENCES OF THE OFFER IN RESPECT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

As used in this discussion, a “U.S. holder” is any beneficial owner of shares of common stock of AMIC who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control or (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is any beneficial owner of shares of AMIC common stock who is not a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) or a U.S. holder.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds shares of AMIC common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold shares of AMIC common stock and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.

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U.S. Holders

Effect of the Offer. The receipt of cash in exchange for shares of AMIC common stock in the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of AMIC common stock in the Offer will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of AMIC common stock surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of AMIC common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of shares of AMIC common stock (i.e., shares of AMIC common stock acquired at the same cost in a single transaction) exchanged for cash in the Offer.

Information Reporting and Backup Withholding. Payments made to U.S. holders in the Offer generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. holders that do not otherwise establish an exemption must complete and return the IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding provided that they appropriately establish an exemption. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Effect of the Offer. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for shares of AMIC common stock in the Offer unless:

•	the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain derived from the disposition of shares of AMIC common stock in the Offer, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Gain described in the second bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for a taxable year, as adjusted for certain items.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

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Information Reporting and Backup Withholding. Payments made to non-U.S. holders in the Offer may be subject to information reporting and backup withholding (currently at a rate of 28%). Non-U.S. holders generally can avoid backup withholding by providing the depositary with the applicable and properly executed IRS Form W-8 certifying the holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

6.	Price Range of the Shares; Dividends on the Shares

Shares of AMIC common stock are listed and traded on the NASDAQ Global Market under the symbol “AMIC.” The following table sets forth, for each of the periods indicated, the high and low reported sales price for the shares of common stock of AMIC on the NASDAQ Global Market, based on published financial sources.

	High	Low
Fiscal Year ended December 31, 2011
First Quarter	$5.25	$4.82
Second Quarter	$6.20	$4.80
Third Quarter	$6.20	$4.74
Fourth Quarter	$5.21	$3.40
Fiscal Year Ending December 31, 2012
First Quarter	$5.04	$3.81
Second Quarter	$5.86	$4.20
Third Quarter	$6.68	$4.91
Fourth Quarter	$5.68	$3.67
Fiscal Year Ending December 31, 2013
First Quarter	$7.35	$4.39
Second Quarter	$8.20	$6.60
Third Quarter (through September 3, 2013)	$8.44	$6.94

According to AMIC’s public filings, there were 8,072,548 shares of AMIC common stock, par value $0.01 per share, outstanding as of September 1, 2013.

On September 3, 2013, the last full trading day before the commencement of the Offer, the closing price of AMIC common stock reported on the NASDAQ Global Market was $8.37 per share. Stockholders are urged to obtain a current market quotation for shares of AMIC common stock.

7.	Effect of the Offer on the Market for the Shares; The NASDAQ Global Market Listing; Exchange Act Registration; Margin Regulations

Market for the Shares. The purchase of shares of common stock of AMIC in the Offer will reduce the number of shares of common stock of AMIC that might otherwise trade publicly. As a result, the purchase of shares of common stock of AMIC in the Offer could adversely affect the liquidity and market value of the remaining shares of common stock of AMIC held by the public. The Purchaser cannot predict whether the reduction in the number of shares of common stock of AMIC that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the shares of common stock of AMIC, or whether it would cause future market prices to be greater or less than the Offer Price.

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The NASDAQ Global Market Listing. The Purchaser expects that shares of common stock of AMIC will continue to be traded on the NASDAQ Global Market following the Offer. According to NASDAQ’s published guidelines, NASDAQ would consider delisting AMIC common stock if, among other things, (i) the number of total stockholders of AMIC should fall below 400, (ii) the bid price is less than $1 per share and (iii) (A) (1) stockholders’ equity is less than $10 million, (2) there are less than 750,000 publicly held shares and (3) the market value of publicly held shares is less than $5 million, (B) (1) the market value of the listed securities (as defined by NASDAQ rules) is less than $50 million, (2) there are less than 1,100,000 publicly held shares and (3) the market value of publicly held shares is less than $15 million, or (C) (1) total assets and total revenue is less than $50 million each for the most recently completed fiscal year or two of the three most recently completed fiscal years, (2) there are less than 1,100,000 publicly held shares and (3) the market value of publicly held shares is less than $15 million. If those conditions are not met in the future, AMIC common stock may no longer be listed on the NASDAQ Global Market.

Exchange Act Registration. Shares of AMIC common stock are currently registered under the Exchange Act. The Purchaser expects that the consummation of the Offer will not affect AMIC’s reporting requirements and that AMIC will remain a reporting company under the Exchange Act. Notwithstanding the foregoing, following the Offer, AMIC common stock may be eligible for deregistration under the Exchange Act. Registration of AMIC common stock may be terminated if AMIC common stock is not listed on a national securities exchange and there are fewer than 300 holders of record of shares of AMIC common stock.

Termination of registration of AMIC common stock under the Exchange Act, assuming there are no other securities of AMIC subject to registration, would substantially reduce the information required to be furnished by AMIC to its stockholders and would make certain provisions of the Exchange Act no longer applicable to AMIC, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders’ meetings and the related requirement to furnish an annual report to stockholders. Furthermore, the ability of “affiliates” of AMIC and persons holding “restricted securities” of AMIC to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, after completion of the Offer, the Shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute “margin securities.”

AMIC does not have any legal restriction on paying dividends, and no dividend on AMIC’s common stock was declared during 2012.

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8.	Certain Information Concerning AMIC

American Independence Corp. AMIC is a Delaware corporation with its principal executive offices at 485 Madison Avenue, 14th Floor, New York, NY 10022. The telephone number of AMIC at such office is (212) 355-4141.

AMIC, through Independence American Insurance Company and its other subsidiaries, offers major medical for individuals and families, medical stop-loss, small-group major medical, short-term medical, various supplemental products, pet insurance, and non-subscriber occupational accident and international coverages. AMIC provides to the individual and self-employed markets health insurance and related products, which are distributed through its subsidiaries IPA Family, LLC, healthinsurance.org, LLC and IHC Specialty Benefits, Inc. AMIC markets medical stop-loss through its marketing and administrative company IHC Risk Solutions, LLC.

Available Information. AMIC is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning AMIC’s directors and officers, their remuneration and any options, stock appreciation rights, performance awards, deferred stock and restricted stock granted to them, the principal holders of AMIC’s securities and any material interests of such persons in transactions with AMIC is required to be disclosed in proxy statements distributed to AMIC’s stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Such documents are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. They are also available free of charge through AMIC’s corporate website at www.americanindependencecorp.com as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. The information contained in, accessible from or connected to AMIC’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of AMIC’s filings with the SEC.

Except as otherwise set forth in this Offer to Purchase, the information concerning AMIC contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Publicly available information concerning AMIC may contain errors.   AMIC did not cooperate with the Purchaser in, and has not been involved in, the preparation of this Offer to Purchase and has not verified the information contained in this Offer to Purchase relating to AMIC.

9.	Certain Information Concerning the Purchaser

The Purchaser. IHC is a Delaware corporation and a holding company principally engaged in the life and health insurance business and the acquisition of blocks of policies through its insurance company subsidiaries (Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc.) and its marketing and administrative affiliates. Standard Security Life markets medical stop-loss, small-group major medical, short-term medical, major medical for individuals and families, limited medical, group long and short-term disability, and life, dental, vision and various supplemental products. Madison National Life sells group life and disability, employer medical stop-loss, small group major medical, major medical for individuals and families, short-term medical, dental, individual life insurance, and various supplemental products.

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The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser are set forth in Schedule I hereto.

Geneve Holdings, Inc. (“GHI”), having a principle business address at 96 Cummings Point Road, Stamford, Connecticut 06902, held 9,145,226 shares of IHC’s common stock, which constituted 51.16% of the outstanding beneficially owned shares of IHC, as of March 31, 2013, according to (i) information disclosed in Amendment No. 35 to Schedule 13D dated May 9, 2001 of GHI, supplemented by (ii) information provided to IHC by GHI in response to a questionnaire. GHI is a private diversified financial services holding company and is a member of a group consisting of itself and certain of its affiliates that together hold the shares of common stock of IHC.

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following portions of documents contain important information about the Purchaser and AMIC, including with respect to transactions, negotiations and agreements between the Purchaser and AMIC and interests in securities of AMIC, and we hereby incorporate them by reference:

•	the sections titled “Stock Ownership,” “Certain Relationships and Related Transactions,” “Directors Compensation” and “Executive Compensation” of the Definitive Proxy Statement for American Independence Corp. on Schedule 14A, filed on April 29, 2013;

•	the sections titled “Stock Ownership,” “Certain Relationships and Related Transactions,” “Directors Compensation” and “Executive Compensation” of the Definitive Proxy Statements for Independence Holding Company on Schedule 14A, filed on April 29, 2013; and

•	the sections titled “Item 10—Directors, Executive Officers and Corporate Governance,” “Item 11—Executive Compensation,” “Item 12—Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13—Certain Relationships, Related Transactions and Director Independence,” and the information under the heading “12. Related Party Transactions” under “Item 8—Financial Statements and Supplementary Data” of the Annual Report of American Independence Corp. on Form 10-K for the fiscal year ended December 31, 2012, filed on March 15, 2013.

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Except as set forth elsewhere in this Offer to Purchase or as set forth in the filings of the Purchaser and AMIC, respectively, with the SEC and incorporated herein by reference: (i)  to the knowledge of the Purchaser after reasonable inquiry, none of the persons or entities listed in Schedule I to this Offer to Purchase, and no associate or affiliate of the foregoing, beneficially owns or has a right to acquire any shares of common stock of AMIC or any other equity securities of AMIC; (ii) none of the Purchaser and, to the knowledge of the Purchaser after reasonable inquiry, none of the persons or entities referred to in clause (i) has effected any transaction in the shares of common stock of AMIC or any other equity securities of AMIC during the sixty-day period preceding the date of this Offer to Purchase; (iii) none of the Purchaser and, to the knowledge of the Purchaser after reasonable inquiry, none of the persons listed on Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of AMIC; (iv) during the two years prior to the date of this Offer to Purchase, there have been no transactions between the Purchaser or its subsidiaries or, to the knowledge of the Purchaser after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and AMIC or any of its executive officers, directors or affiliates, on the other hand; (v) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or contracts between the Purchaser, its subsidiaries or, to the knowledge of the Purchaser after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and AMIC or any of its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; and (vi) there are no present or proposed material agreements, arrangements, understandings or relationships between the Purchaser or any of its executive officers, directors or affiliates, on the one hand, and AMIC or any of its executive officers, directors or affiliates, on the other hand.

On July 15, 2011, the Purchaser commenced an offer to exchange up to 908,085 shares of its common stock for properly tendered and accepted shares of common stock of AMIC (the “Exchange Offer”). For each share of AMIC common stock accepted in accordance with the terms of the Exchange Offer, the Purchaser issued 0.625 of a share of the Purchaser’s common stock. The Exchange Offer expired at 5:00 p.m. Eastern Time on Friday, August 12, 2011, at which time 1,109,225 shares of AMIC common stock were validly tendered and not properly withdrawn, all of which were accepted for exchange by the Purchaser. As a result, the Purchaser delivered approximately 693,266 shares of its common stock to the exchange agent for distribution to the tendering stockholders. Following the completion of the Exchange Offer, the Purchaser’s total ownership of AMIC was 76%.

In June 2010, the board of directors of AMIC authorized the repurchase of up to 200,000 shares of AMIC’s common stock.  The repurchase program may be discontinued or suspended at any time. In November 2012, the board increased the number of shares that can be repurchased under the program to a total of 962,886 shares. As of December 31, 2012, 699,784 shares were still authorized to be repurchased under the program. In December 2012, the Purchaser had the opportunity to purchase 199,784 shares of AMIC common stock from an unaffiliated third party. Since such purchase would have increased its ownership to 81.02%, the Purchaser directed this opportunity to AMIC, together with a request for AMIC to approve the Purchaser’s ability to acquire up to 90% so it would be able to make purchases if other opportunities arose. On December 27, 2012, the board of directors of AMIC approved the purchase by AMIC of such additional shares of AMIC common stock and gave approval to the Purchaser to acquire additional shares of AMIC’s common stock; provided that the Purchaser’s total ownership of AMIC does not to exceed 90% of the total shares outstanding.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, the Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Purchaser is subject to the information filing requirements of the Exchange Act, and, in accordance therewith, is obligated to file certain reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Purchaser’s directors and officers, their remuneration and any options, stock appreciation rights, performance awards, deferred stock and restricted stock granted to them, the principal holders of the Purchaser’s securities and any material interest of such persons in transaction with the Purchaser is required to be disclosed in proxy statements distributed to the Purchaser’s stockholders and filed with the SEC. Such reports, proxy statements and other information filed by the Purchaser with the SEC, as well as the Schedule TO and the exhibits thereto, are available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Such documents are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. They are also available free of charge through the Purchaser’s corporate website at www.ihcgroup.com as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. The information contained in, accessible from or connected to the Purchaser’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Purchaser’s filings with the SEC.

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10.	Source and Amount of Funds

Completion of the Offer is not conditioned upon obtaining financing. The Purchaser estimates that the total funds required to complete the Offer will be approximately $7,626,400 plus any related transaction fees and expenses. The Purchaser will pay for the Shares with cash on hand and has no alternative financing arrangements or plans.

Because the only consideration to be paid in the Offer is cash and there is no financing condition to the completion of the Offer, the financial condition of the Purchaser is not material to a decision by an AMIC stockholder to sell, hold or tender such stockholder’s shares of AMIC common stock into the Offer.

11.	Background of the Offer; Past Contacts; Negotiations and Transactions

As part of the continuous evaluation of its business and plans, the Purchaser regularly evaluates and considers a variety of strategic options and transactions to enhance its business, including its investment in AMIC.

In December 2012, the Purchaser had the opportunity to purchase 199,784 shares of AMIC common stock from an unaffiliated third party. Since such purchase would have increased its ownership to 81.02% (above the 80% it was limited to at the time), the Purchaser directed this opportunity to AMIC, together with a request for AMIC to approve the Purchaser’s ability to acquire up to 90% so it would be able to make purchases if other opportunities arose. On December 27, 2012, the board of directors of AMIC approved the purchase by AMIC of such additional shares of AMIC’s common stock and gave approval to the Purchaser to acquire additional shares of AMIC’s common stock; provided that the Purchaser’s total ownership of AMIC does not exceed 90% of the total shares outstanding.

On August 21, 2013, in-house counsel of the Purchaser had a telephone conversation with representatives of Latham & Watkins LLP, legal advisor to the Purchaser, regarding a proposed tender offer for AMIC common stock.

On August 23, 2013, the board of directors of the Purchaser authorized a tender offer for AMIC common stock for cash up to 90% of the total shares outstanding of AMIC, which is the maximum amount the Purchaser is permitted to purchase under its agreement with AMIC.

On August 23, 2013, the board of directors of AMIC received and acknowledged notice of IHC’s intent to initiate a possible tender offer for AMIC common stock and later authorized the creation of a special committee composed of the three independent AMIC directors.

On August 23, 2013, the special committee engaged separate legal counsel.

On September 4, 2013, the Purchaser commenced the Offer.

12.	Purpose of the Offer; Plans for AMIC; Other Matters

Purpose of the Offer. The Purchaser is making the Offer in order to increase its percentage ownership of AMIC, which, in the aggregate with the Purchaser’s wholly owned subsidiary, Madison Investors Corporation, currently stands at 80.55% of the total shares of AMIC common stock outstanding, by providing AMIC’s stockholders an opportunity to receive the Offer Price by tendering their Shares into the Offer. If the Purchaser increases its ownership of AMIC, it will further align the companies’ interests and permit additional focus by the Purchaser’s management on AMIC. Accordingly, AMIC’s business prospects may be enhanced, thereby benefiting the Purchaser and AMIC’s other stockholders.

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Plans for AMIC. Following the consummation of the Offer, the Purchaser may, from time to time, communicate with, make proposals to, or otherwise attempt to influence, AMIC’s management, members of AMIC’s board of directors and other stockholders of AMIC regarding the capitalization, business, operations and future plans of AMIC.

Following the consummation of the Offer, the Purchaser (together with its wholly owned subsidiary, Madison Investors Corporation) may own up to 90% of the outstanding shares of AMIC common stock. After completion or termination of the Offer, the Purchaser may, from time to time, seek to acquire additional shares of AMIC common stock through open market purchases, privately negotiated transactions, another tender offer or exchange offer or otherwise, upon terms and at prices as it determines, which may be more or less than the Offer Price, or formulate other purposes, plans or proposals regarding AMIC or its common stock, to the extent deemed advisable in light of its general investment policies, market conditions or other factors.

Except as described above or elsewhere in this Offer to Purchase, none of the Purchaser, any person controlling the Purchaser (a “Controlling Person”), any executive officer or director of the Purchaser or any director or officer of a Controlling Person has any present plans or proposals that would relate to or result in (i) any extraordinary transaction involving AMIC or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of AMIC or any of its subsidiaries, (iii) any change in the AMIC board of directors or management of AMIC, (iv) any material change in AMIC’s capitalization or dividend rate or policy or indebtedness, (v) any other material change in AMIC’s corporate structure or business, (vi) any class of equity securities of AMIC being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of AMIC being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

Appraisal Rights. Holders of shares of common stock of AMIC do not have appraisal rights in connection with the Offer.

13.	Conditions to the Offer

The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of shares being tendered. The Offer is conditioned, however, on the satisfaction of the following conditions, which means the Purchaser is not obligated to accept for payment or pay for any Shares that are validly tendered in the Offer if:

(i)	a required consent or approval applicable to the Offer is not obtained; or

(ii)

there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer or the acceptance for payment of some or all of the Shares sought by the Purchaser or any of its subsidiaries or affiliates, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the Offer, (c) seeking to impose limitations on the Purchaser’s ability or that of any of its subsidiaries or affiliates effectively to exercise any rights as record or beneficial owner of shares of AMIC common stock acquired or owned by the Purchaser or any of its subsidiaries or affiliates, including, without limitation, the right to vote any shares acquired or owned by the Purchaser or any of its subsidiaries or affiliates on all matters properly presented to AMIC’s stockholders, (d) seeking to require divestiture by the Purchaser or any of its subsidiaries or affiliates of any shares of common stock of AMIC, or (e) that otherwise, in the Purchaser’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of AMIC or any of its subsidiaries or affiliates or results, or may result in a material diminution in the value of AMIC common stock; or

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(iii)	any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the acceptance for payment of the Shares by any court, government or governmental authority or agency, domestic, foreign or supranational, or of any applicable foreign statutes or regulations (as in effect as of the date of this Offer to Purchase) to the Offer, that, in the Purchaser’s reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (e) of paragraph (ii) above; or

(iv)	any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of AMIC or any of its subsidiaries or affiliates that has or would reasonably be expected to have a material adverse effect on AMIC or any of its subsidiaries or affiliates, based upon prevailing interpretations of Delaware law by the Court of Chancery of the State of Delaware; or

(v)	there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the business day immediately preceding the date of the Offer, or any change in the general political, market, economic or financial conditions in the United States or abroad that, in the Purchaser’s reasonable judgment, could have a material adverse effect on the business, financial condition or results of operations of AMIC and its subsidiaries, taken as a whole, (c) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (d) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (e) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (f) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in the Purchaser’s reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (g) in the case of any of the foregoing existing at the time of the date of the Offer, a material acceleration or worsening thereof; or

(vi)	(a) a tender or exchange offer for some or all of the shares of AMIC common stock has been publicly proposed to be made or has been made by another person (including AMIC or any of its subsidiaries or affiliates), or has been publicly disclosed, (b) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving AMIC; or

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(vii)	AMIC or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, shares of AMIC common stock or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding shares of AMIC common stock or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, any additional shares of AMIC common stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of shares of AMIC common stock or options to employees or directors in the ordinary course of business consistent with past practice), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of AMIC, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of AMIC, other than regular dividends on the common stock, (f) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (g) authorized, recommended, proposed, or announced its intent to enter into or entered into an agreement with respect to, or effected, any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of AMIC or any of its subsidiaries or any comparable event not in the ordinary course of business, (h) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in the Purchaser’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of AMIC or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of AMIC common stock, or (i) amended, or authorized or proposed any amendment to, AMIC’s certificate of incorporation or bylaws (or other similar constituent documents); or

(viii)	AMIC has made any covenant, term or condition in any instrument or agreement of AMIC or any of its subsidiaries that, in the Purchaser’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of AMIC or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of AMIC common stock.

The satisfaction or existence of any of the conditions to the Offer will be determined by the Purchaser in its reasonable discretion.  These conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser in its reasonable discretion regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by the Purchaser in its sole discretion in whole or in part at any time or from time to time before the Expiration Date (provided that all conditions to the Offer must be satisfied or waived prior to the expiration of the Offer).  The Purchaser expressly reserves the right to waive any of the conditions to the Offer (to the extent legally permissible) and to make any change in the terms of or conditions to the Offer.  The waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Each such right will be deemed an ongoing right which may be asserted at any time or from time to time, except that any such right may not be asserted after the Expiration Date.  Any determination made by the Purchaser concerning the events described in this section will be final and binding upon all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. The foregoing conditions are in addition to, and not in limitation of the rights of, the Purchaser to extend, terminate and/or modify the Offer.

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14.	Adjustments

If on or after the date of this Offer to Purchase, AMIC:

(a)   splits, combines or otherwise changes its shares of common stock or its capitalization;

(b)   acquires shares of its common stock or otherwise causes a reduction in the number of outstanding shares;

(c)   issues or sells any additional shares of its common stock (other than shares or options issued to employees or directors in the ordinary course of business consistent with past practice), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock; or

(d)   discloses that it has taken such action,

then, without prejudice to the Purchaser’s rights, the Purchaser may, in its sole discretion, make such adjustments in the Offer Price and other terms of the Offer as it deems appropriate, including, without limitation, the number or type of securities to be purchased.

15.	Certain Legal Matters

Based on information provided by AMIC, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to AMIC’s business that might be adversely affected by the Purchaser’s acquisition of the Shares pursuant to the Offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Purchaser’s acquisition or ownership of the Shares pursuant to the Offer.  Should any of these approvals or other actions be required, the Purchaser currently contemplates that these approvals or other actions will be sought.  There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to the Purchaser, AMIC or any of their respective subsidiaries, which could result in the failure of one or more conditions to the Offer.  The Purchaser’s obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions.  See “Section 13—Conditions to the Offer.”

16.	Fees and Expenses

The Purchaser has retained Registrar and Transfer Company to act as the depositary and Information Agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services.

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As part of the services included in such retention, the Information Agent may contact holders of shares of AMIC common stock by personal interview, mail, electronic mail, telephone and/or other methods of electronic communication, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of AMIC common stock.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.	Legal Proceedings

Except as described in this Section 17, the Purchaser is not aware of any pending legal proceeding relating to the Offer. Each of the Purchaser and AMIC is involved in legal proceedings and claims that arise in their respective ordinary courses of their business. Each has established reserves that it believes are sufficient given information presently available relating to its outstanding legal proceedings and claims.  Neither anticipates that the result of any pending legal proceeding or claim will have a material adverse effect on their respective financial condition or cash flows, although there could be such an effect on their respective results of operations for any particular period.

18.	Miscellaneous

The Purchaser is making the Offer to all holders of shares of common stock of AMIC other than the Purchaser and its subsidiaries. The Purchaser is not aware of any state in which the making of the Offer or the tender of shares in connection therewith would not be in compliance with the laws of such state. However, if the Purchaser becomes aware of any state in which the Purchaser is prohibited from making the Offer by administrative or judicial action pursuant to a state statute, the Purchaser will make a good faith effort to comply with any such statute. If, after such good faith effort, the Purchaser cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of AMIC common stock residing in such state.

No person has been authorized to give any information or to make any representation on the Purchaser’s behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9, of which the Offer to Purchase forms a part, will be filed with the SEC by AMIC pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth a statement as to whether the board of directors of AMIC recommends acceptance or rejection of the Offer, has no opinion with respect to the Offer, or is unable to take a position with respect to the Offer and the reasons for such positions, and furnishing certain additional related information, and may file amendments thereto. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—“Certain Information Concerning AMIC” and Section 9—“Certain Information Concerning the Purchaser.”

INDEPENDENCE HOLDING COMPANY

September 13, 2013

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SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS
OF THE PURCHASER

Directors and Executive Officers. The names of the directors and executive officers of the Purchaser and their present principal occupations or employment and material employment history for the past five years are set forth below. All directors and executive officers listed below are citizens of the United States. The business address of each of the directors and executive officers of the Purchaser is c/o Independence Holding Company, 96 Cummings Point Road, Stamford, CT 06902.

During the past five years, none of the Purchaser or, to the knowledge of the Purchaser after reasonable inquiry, any of the persons listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it, him or her from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name	Age	Position	Since
Mr. Gary J. Balzofiore	56	Corporate Vice President – Accounting and Finance	2012
Mr. Larry R. Graber	64	Chief Life and Annuity Actuary, Senior Vice President and Director*	2006
Ms. Teresa A. Herbert	52	Chief Financial Officer and Senior Vice President	2005
Mr. Michael A. Kemp	52	Chief Underwriting Officer and Senior Vice President	2012
Mr. David T. Kettig	54	Chief Operating Officer, Senior Vice President and Director**	2006
Mr. Allan C. Kirkman	70	Director	1980
Mr. John L. Lahey	67	Director	2006
Mr. Steven B. Lapin	67	Director	1991
Mr. James G. Tatum, C.F.A.	72	Director	2000
Mr. Roy T.K. Thung	69	Chief Executive Officer, President and Director***	1990
Mr. Adam C. Vandervoort	38	Corporate Vice President, General Counsel and Secretary	2006

*	Director since 2000.
**	Director since 2011.
***	Chairman since 2011.

Mr. Gary J. Balzofiore, 56

Corporate Vice President – Accounting and Finance

Since March 2012, Corporate Vice President – Accounting and Finance of the Purchaser; since March 2012, Corporate Vice President – Accounting and Finance of AMIC; for more than the past five years, Executive Vice President and Chief Financial Officer of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of the Purchaser; for more than the past five years, Chief Financial Officer and Senior Vice President of Independence American Insurance Company, a wholly owned subsidiary of AMIC.

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Mr. Larry R. Graber, 64

Chief Life and Annuity Actuary, Senior Vice President and Director

Since March 2012, Chief Life and Annuity Actuary and Senior Vice President of the Purchaser; for more than five years prior thereto, Senior Vice President — Life and Annuities of the Purchaser; since 2000, a director of the Purchaser; for more than the past five years, a director and President of Madison National Life Insurance Company, Inc., a wholly owned subsidiary of the Purchaser; for more than the past five years, a director and President of Southern Life and Health Insurance Company, an insurance company and wholly owned subsidiary of Geneve Holdings, Inc. with principal offices in Homewood, Alabama; for more than the past five years, a director of Standard Security Life Insurance Company of New York, a subsidiary of the Purchaser.

Ms. Teresa A. Herbert, 52

Chief Financial Officer and Senior Vice President

For more than the past five years, Chief Financial Officer and Senior Vice President of the Purchaser; for more than the past five years, Vice President of Geneve Corporation, a private company controlled by Geneve Holdings, Inc.; for more than the past five years, Chief Financial Officer and Senior Vice President of AMIC; since March 2011, a director of AMIC.

Mr. Michael Kemp, 52

Chief Underwriting Officer and Senior Vice President

Since March 2012, Chief Underwriting Officer and Senior Vice President of the Purchaser; since March 2012, President of IHC Risk Solutions, LLC, a wholly owned subsidiary of AMIC; for more than the last five years, President of ReAct Consulting International, Inc.

Mr. David T. Kettig, 54

Chief Operating Officer, Senior Vice President and Director

Since April 2011, a director of the Purchaser; since April 2009, Chief Operating Officer and Senior Vice President of the Purchaser; since March 2012, President of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of the Purchaser; since April 2011, a director of AMIC; since August 2013, President of AMIC; for more than the past five years, President of Independence American Insurance Company, a wholly owned subsidiary of AMIC; from January 2006 to April 2009, Co-Chief Operating Officer and Senior Vice President of both the Purchaser and AMIC.

Mr. Allan C. Kirkman, 70

Director

Since 1980, a director of the Purchaser; for more than the past five years, a member of each of the Audit Committee and the Compensation Committee of the Purchaser; since March 2011, Chairman of the Compensation Committee of the Purchaser; for more than five years prior to his retirement in October 2005, Executive Vice President of Mellon Bank, N.A., a national bank.

I-2

Mr. John L. Lahey, 67

Director

Since 2006, a director of the Purchaser; for more than the past five years, a member of the Audit Committee of the Purchaser; since March 2011, a member of the Compensation Committee of the Purchaser; since March 1987, President of Quinnipiac University, a private university located in Hamden, Connecticut; since 1995, a member of the Board of Trustees of Yale-New Haven Hospital, a hospital located in New Haven, Connecticut; since 1994, a director of the UIL Holdings Corporation, a publicly held utility holding company with principal offices in New Haven, Connecticut; since 2004, a director of Alliance for Cancer Gene Therapy, the only national non-profit organization committed exclusively to cancer gene and cell therapy research; since June 2006, a director of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of the Purchaser. Mr. Lahey also serves as a director and Vice Chairman of the Board of the New York City St. Patrick’s Day Parade, Inc.

Mr. Steven B. Lapin, 67

Vice Chairman of the Board

Since 1991, a director of the Purchaser; for more than the past five years, Vice Chairman of the Purchaser’s Board; since March 2011, Chairman, Chief Executive Officer and President of Geneve Corporation (“Geneve”); for more than five years prior to March 2011, President and Chief Operating Officer and a director of Geneve; for more than the past five years, a director of The Aristotle Corporation (“Aristotle”), a private company controlled by Geneve Holdings, Inc.; for more than the past five years prior to March 2011, President and Chief Operating Officer of Aristotle; since March 2011, Chairman, Chief Executive Officer and President of Aristotle; since March 2011, a director of AMIC; for more than the past five years, a director of Madison National Life Insurance Company, Inc., a wholly owned subsidiary of the Purchaser; for more than the past five years, a director of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of the Purchaser.

Mr. James G. Tatum, 72

Director

Since 2000, a director of the Purchaser; since June 2002, Chairman of the Audit Committee of the Purchaser; for more than the past five years, member of the Compensation Committee of the Purchaser; for more than the past five years, a director of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of the Purchaser; for more than the past five years, sole proprietor of J. Tatum Capital, LLC, a registered investment advisor, located in Birmingham, Alabama, managing funds primarily for individual and trust clients; Chartered Financial Analyst for more than twenty-five years; since March 2011, a director of AMIC; since March 2011, a member of the Audit Committee of AMIC.

Mr. Roy T.K. Thung, 69

Chief Executive Officer, President and Chairman of the Board

Since March 2011, Chief Executive Officer, President and Chairman of the Board of Directors of the Purchaser; since January 2000, Chief Executive Officer of the Purchaser; since July 1999, President of the Purchaser; for more than five years prior to July 1999, Executive Vice President and Chief Financial Officer of the Purchaser; since 1990, a director of the Purchaser; for more than the past five years, Executive Vice President of Geneve Corporation (“Geneve”); since March 2011, director of Geneve; for more than the past five years, a director of The Aristotle Corporation (“Aristotle”), a private company controlled by Geneve Holdings, Inc.; since July 2002, a director of AMIC; from November 2002 until March 2012, Chief Executive Officer and President of AMIC; since March 2012, Chief Executive Officer of AMIC; for more than the past five years, Chief Executive Officer and Chairman of the Board of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of the Purchaser; for more than the past five years, Chairman of the Board of Madison National Life Insurance Company, Inc., a wholly owned subsidiary of the Purchaser.

I-3

Mr. Adam C. Vandervoort, 38

Corporate Vice President, General Counsel and Secretary

Since March 2012, Corporate Vice President, General Counsel and Secretary of the Purchaser; since March 2012, Corporate Vice President, General Counsel and Secretary of AMIC; for more than five years prior thereto, Vice President, General Counsel and Secretary of the Purchaser and AMIC; for more than the past five years, Senior Vice President, General Counsel and Secretary of each of Standard Security Life Insurance Company of New York, a wholly owned subsidiary of the Purchaser, Independence American Insurance Company, a wholly owned subsidiary of AMIC (“Independence American”), and Madison National Life Insurance Company, Inc., a wholly owned subsidiary of the Purchaser; for more than the past five years, a director of Independence American. Mr. Vandervoort is licensed to practice law in the states of California, Connecticut, New York and Tennessee.

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Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of AMIC or his or her broker, dealer, commercial bank, trust company or other nominee to the depositary, at one of the addresses set forth below.

The Depositary for the Offer is:

REGISTRAR AND TRANSFER COMPANY

By Hand and Overnight Delivery:	By Mail or Fax:

REGISTRAR AND TRANSFER COMPANY	REGISTRAR AND TRANSFER COMPANY

Attn: Reorg/Exchange Dept. 10 Commerce Drive Cranford, New Jersey 07016	Attn: Reorg/Exchange Dept. P.O. Box 645 Cranford, New Jersey 07016
Fax: (908) 497-2311

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

REGISTRAR AND TRANSFER COMPANY

10 Commerce Drive

Cranford, NJ  07016

Call Toll-Free:  (800) 368-5948